As filed with the Securities and Exchange Commission on March 6, 2014

Registration No. 333 -123255

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

GREEN MOUNTAIN COFFEE ROASTERS, INC.

(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	03-0339228 (I.R.S. Employer Identification No.)

33 Coffee Lane, Waterbury, Vermont 05676

(Address of Principal Executive Offices) (Zip Code)

1998 Employee Stock Purchase Plan, as amended

(Full title of the plan)

Michael J. Degnan, Esq.

Chief Legal Officer and Corporate General Counsel

Green Mountain Coffee Roasters, Inc.

33 Coffee Lane

Waterbury, Vermont 05676

(Name and address of agent for service)

(802) 244-5621

(Telephone number, including area code, of agent for service)

Copy to:

Christopher M. Bartoli, Esq.

Baker & McKenzie LLP

300 East Randolph Street, Suite 5000

Chicago, Illinois 60601

Telephone: (312) 861-8676

Facsimile: (312) 698-2055

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☒	Accelerated filer ☐

Non-accelerated filer ☐	Smaller Reporting Company ☐

EXPLANATORY NOTE

This Post-Effective Amendment No. 1 (the “Post-Effective Amendment”) relates to the Registration Statement on Form S-8 (Registration No. 333-123255) filed by Green Mountain Coffee Roasters, Inc. (the “Registrant”) with the Securities and Exchange Commission (the “Commission”) on March 11, 2005 (the “Registration Statement”) to register an additional 300,000 shares of the Registrant’s Common Stock issuable under the Registrant’s 1998 Employee Stock Purchase Plan, as amended (the “Former ESPP”). Pursuant to Rule 416 of the Securities Act of 1933, as amended, the Registration Statement covers 3,750,000 additional shares of the Registrant’s Common Stock that became issuable as a result of stock splits that occurred after March 11, 2005 (3:1 stock split declared on July 6, 2007; 3:2 stock split declared on May 19, 2009; and 3:1 stock split declared on April 28, 2010). The Registrant previously filed a Registration Statement on Form S-8 (Registration No. 333-65321) with the Commission on October 5, 1998 to register 300,000 shares of the Registrant’s Common Stock issuable under the Former ESPP, all of which have been issued.  On March 13, 2008 the Registrant’s Board of Directors amended and restated the Former ESPP and renamed it the Green Mountain Coffee Roasters, Inc. Amended and Restated Employee Stock Purchase Plan.

On March 6, 2014, the Registrant’s stockholders approved each of the Registrant’s 2014 Omnibus Incentive Plan (the “2014 Omnibus Plan”) and the Registrant’s 2014 Amended and Restated Employee Stock Purchase Plan (the “2014 ESPP”).  The 2014 ESPP replaced the Former ESPP.  No additional shares of the Registrant’s Common Stock will be purchased by employees pursuant to the Former ESPP and the shares that were available for purchase under the Former ESPP immediately before March 6, 2014 are now issuable under the 2014 ESPP.  Pursuant to Instruction E to the General Instructions to Form S-8 and Interpretation 89 under Section G of the Manual of Publicly Available Telephone Interpretations of the Commission’s Division of Corporation Finance (July 1997), (i) 1,216,051 of the unissued shares of the Registrant’s Common Stock previously registered pursuant to this Registration Statement with respect to the Former ESPP (the “Carryover Shares”) are being carried forward and deemed covered by the Registration Statement on Form S-8 relating to the 2014 Omnibus Plan and the 2014 ESPP that is being filed on the date hereof (the “2014 Registration Statement”) and (ii) the registration fees paid for the Carryover Shares from the Registration Statement are carried over to the 2014 Registration Statement.  The Registrant hereby de-registers the Carryover Shares as of the date of this post-effective amendment.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 8. Exhibits.

See the attached Exhibit Index at page 4, which is incorporated herein by reference.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of South Burlington, State of Vermont, on March 6, 2014.

GREEN MOUNTAIN COFFEE ROASTERS, INC.

By:	/s/ Frances G. Rathke
Frances G. Rathke
Chief Financial Officer and Treasurer

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Brian P. Kelley	President and Chief Executive Officer and	March 6, 2014
BRIAN P. KELLEY	Director (Principal Executive Officer)

/s/ Frances G. Rathke	Chief Financial Officer and Treasurer	March 6, 2014
FRANCES G. RATHKE	(Principal Financial and Accounting Officer)

/s/ Norman H. Wesley	Chairman of the Board of Directors	March 6, 2014
NORMAN H. WESLEY

/s/ Barbra D. Carlini	Director	March 6, 2014
BARBARA D. CARLINI

/s/ Jules A. Del Vecchio	Director	March 6, 2014
JULES A. DEL VECCHIO

/s/ John D. Hayes	Director	March 6, 2014
JOHN D. HAYES

/s/ A.D. David Mackay	Director	March 6, 2014
A.D. DAVID MACKAY

/s/ Michael J. Mardy	Director	March 6, 2014
MICHAEL J. MARDY

/s/ Hinda Miller	Director	March 6, 2014
HINDA MILLER

/s/ David E. Moran	Director	March 6, 2014
DAVID E. MORAN

/s/ Susan S. Kilsby	Director	March 6, 2014
SUSAN S. KILSBY

/s/ Robert A. Steele	Director	March 6, 2014
ROBERT A. STEELE

EXHIBIT INDEX

Exhibit No.	Description

24	Power of Attorney (previously filed with the Registration Statement on Form S-8 filed on March 11, 2005 and incorporated herein by reference)